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EXHIBIT 5.1

June 23, 2003

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

RE:	Registration Statement on Form S-3; 8,944,372 Shares of Common Stock

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Secretary of Avaya Inc. (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), for the registration of the sale by or on behalf of Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the "Warburg Pincus Funds") from time to time of up to 8,944,372 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), and up to 7,355,824 Series C warrants to purchase Common Stock.

        I have examined and am familiar with the Restated Certificate of Incorporation and By-laws of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company on December 19, 2002 with respect to the issuance of the securities referred to above. I have also examined, or caused to be examined, such other corporate records, documents and instruments, and I have made, or caused to be made, such investigations of law, as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

        In rendering the following opinions, I have assumed that the actions relating to the authorization, registration, offer and issuance of the securities referred to above taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors after the date hereof.

        Based upon the foregoing, I am of the opinion that:

        1.     The Company has been duly incorporated and is validly good standing under the laws of the State of Delaware.

        2.     The Common Stock to be sold from time to time by the Warburg Pincus Funds under the Registration Statement have been validly issued and are fully paid and non-assessable.

        In rendering the foregoing opinions, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the Federal laws of the United States of America and the laws of the State of Delaware.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
By:	/s/ PAMELA CRAVEN Pamela Craven Senior Vice President, General Counsel and Secretary

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  EXHIBIT 5.1